Exhibit 17(b)

THE GATEWAY TRUST

GATEWAY FUND

STATEMENT OF ADDITIONAL INFORMATION

DATED MAY 1, 2007

This Statement is not a prospectus but should be read in conjunction with the current prospectus of the Gateway Fund dated May 1, 2007. The financial statements and independent auditors’ report required to be included in this Statement of Additional Information are incorporated herein by this reference to the annual report of the Gateway Fund for the fiscal year ended December 31, 2006. A copy of the prospectus and annual report may be obtained from the Trust by written or telephone request directed to the Trust at the address or the telephone number shown below.

The prospectus dated May 1, 2007 is also incorporated herein by reference.

P. O. Box 5211

Cincinnati, Ohio 45201-5211

(800) 354-6339

TABLE OF CONTENTS

INTRODUCTION	2
General Information About The Gateway Trust	2
INVESTMENT OBJECTIVES AND PRACTICES	2
Gateway Fund	2
OPTION TRANSACTIONS	2
Selling Covered Call Options	2
Selling Covered Put Options	2
Purchase Of Put And Call Options	3
Options On Securities Indexes	3
Covered Index Call Options Sold By The Gateway Fund	3
INVESTMENT PRACTICES, RISKS AND RESTRICTIONS	3
Other Investment Practices	3
Certain Risks	4
Investment Restrictions	4
Portfolio Turnover	5
Disclosure of Portfolio Holdings	6
SHAREHOLDER SERVICES	6
Open Account	6
Automatic Investment Program	6
IRAs	6
Systematic Withdrawal Program	7
ADDITIONAL PURCHASE AND REDEMPTION INFORMATION	7
INVESTMENT ADVISORY AND OTHER SERVICES	8
Gateway Investment Advisers, L.P.	8
Gateway Fund Portfolio Managers	8
Gateway Fund Management Agreement	9
Distribution Plan For The Gateway Fund	10
Custodian	10
Shareholder Servicing, Transfer, Dividend Disbursing And Financial Servicing Agent	10
BROKERAGE	11
CODE OF ETHICS	12
PROXY VOTING POLICIES	12
Conflicts Of Interest	12
How To Obtain Additional Information	12
ADDITIONAL TAX MATTERS	13
Federal Tax Matters	13
State And Local Tax Aspects	13
TRUSTEES AND OFFICERS OF THE TRUST	13
Standing Committees	14
Beneficial Ownership of Equity Securities in the Gateway Fund as of December 31, 2006	14
Trustee Compensation	15
Shareholder Meetings And Voting	15
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FINANCIAL STATEMENTS	15
PRINCIPAL HOLDERS OF FUND SHARES	16

INTRODUCTION

General Information About The Gateway Trust

The Gateway Trust (the “Trust”) is an Ohio business trust which is authorized to establish and operate one or more separate series of mutual funds (herein referred to as “funds” or individually as a “fund”). Each fund has its own investment policies, restrictions, practices, assets and liabilities. Each fund is represented by a separate series of shares of beneficial interest in the Trust (“Shares”). The Trust’s operation is governed by Chapter 1746 of the Ohio Revised Code, by a Second Amended Agreement and Declaration of Trust dated as of December 29, 1992, as amended, and by the Trust’s bylaws, as amended.

At present, there is one series of the Trust:

NAME OF FUND	DATE ORGANIZED	FORMER NAMES
Gateway Fund	1977	Gateway Index Plus Fund until April 30, 1998;
		Gateway Option Index Fund until March 1990;
		Gateway Option Income Fund until February 1988;
		Gateway Option Income Fund, Inc. until May 1986

Gateway Option Income Fund, Inc., the predecessor to the Trust, was organized in 1977 as a Maryland corporation. It was reorganized to become the Trust effective as of May 2, 1986, with the Gateway Option Income Fund as its sole initial fund. As a result of the transaction, shareholders of the corporation on May 2, 1986, became shareholders of the Option Income Fund.

Gateway Investment Advisers, L.P. (the “Adviser”) acts as the Gateway Fund’s investment adviser.

INVESTMENT OBJECTIVES AND PRACTICES

Gateway Fund

The investment objective of the Gateway Fund (the “Fund”) is to capture the majority of the higher returns associated with equity market investments, while exposing investors to significantly less risk than other equity investments. Descriptions of the Fund’s current investment practices and strategies and certain risk factors applicable to the Fund are set forth under the caption “INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES” in the Fund’s prospectus.

The Gateway Fund invests in a diversified portfolio of common stocks. The Fund sells index call options on the S&P 500 Index and other stock indexes, and, when appropriate, the Fund enters into closing purchase transactions with respect to such options. The Fund also purchases put options on securities indexes. In addition, the Fund has authority to, and when deemed appropriate may, sell put options and purchase call options on securities indexes.

The Gateway Fund is a diversified, open-end management investment company.

OPTION TRANSACTIONS

This section contains a brief general description of various types of options, certain option trading strategies and some of the risks of option trading. It is included to help a shareholder understand the investment practices of the Fund. It is easier to understand index options if you understand options on individual stocks. For this reason, the first three parts of this section discuss individual stock options.

Selling Covered Call Options

A covered call option is an option sold on a security owned by the seller of the option. If the option is exercised by the purchaser during the option period, the seller is required to deliver the underlying security against payment of the exercise price. The seller’s obligation terminates upon expiration of the option period or when the seller executes a closing purchase transaction with respect to such option.

The seller of a covered call option gives up, in return for the premium, the opportunity to profit from an increase in the value of the underlying security above the exercise price. At the same time, the seller retains the risk of loss from a decline in the value of the underlying security during the option period. Although the seller may terminate its obligation by executing a closing purchase transaction, the cost of effecting such a transaction may be greater than the premium received upon its sale, resulting in a loss to the seller. If such an option expires unexercised, the seller realizes a gain equal to the premium received. Such a gain may be offset or exceeded by a decline in the market value of the underlying security during the option period. If an option is exercised, the exercise price, the premium received and the market value of the underlying security determine the gain or loss realized by the seller. A more complete description of the details and risks involved in selling covered call options is set forth below under the caption “Covered Index Call Options Sold By The Gateway Fund.”

Selling Covered Put Options

The seller of a covered put option has the obligation to buy, and the purchaser the right to sell, the underlying security at the exercise price during the option period. To cover a put option, a seller usually deposits U. S. government securities (or other high-grade debt obligations) in a segregated account at the seller’s custodian. The value of the deposited securities is equal to or greater than the exercise price of the underlying security. The value of the deposited securities is marked to market daily and, if necessary, additional assets are placed in the segregated account to maintain a value equal to or greater than the exercise price. The seller maintains the segregated account so long as it is obligated as the seller. The obligation of the seller is terminated when the purchaser exercises the put option, when the option expires or when a closing purchase transaction is effected by the seller.

The seller’s gain on the sale of a put option is limited to the premium received plus interest earned on its segregated account. The seller’s potential loss on a put option is determined by taking into consideration the exercise price of the option, the market price of the underlying security when the put is exercised, the premium received and the interest earned on its segregated account. Although a seller risks a substantial loss if the price of the stock on which it has sold a put option drops suddenly, the seller can protect itself against serious loss by entering into a closing purchase transaction. The degree of loss will depend upon the seller’s ability to detect the movement in the stock’s price and to execute a closing transaction at the appropriate time.

To comply with state securities requirements, the Fund will not sell any covered put option if, as a result, the Fund would have to invest more than 50% of its total assets (taken at current value) to meet its obligation upon the exercise of put options.

Purchase Of Put And Call Options

Put options can be employed to protect against declines in the market value of portfolio securities or to attempt to retain unrealized gains in the value of portfolio securities. Put options might also be purchased to facilitate the sale of portfolio securities. Call options can be purchased as a temporary substitute for the purchase of individual stocks, which then could be purchased in orderly fashion. Upon the purchase of the stocks, the purchaser would normally terminate the call position.

The purchase of both put and call options involves the risk of loss of all or part of the premium paid. If the price of the underlying stock does not rise (in the case of a call) or drop (in the case of a put) by an amount at least equal to the premium paid for the option contract, the purchaser will experience a loss on the option contract equal to the deficiency.

Options On Securities Indexes

The Gateway Fund is authorized to purchase index put and call options. The Fund limits its aggregate investment in premiums on put and call options to an amount not exceeding 5% of its net assets. An option on a securities index is generally similar to an option on an individual stock, but an option on a securities index is settled only in cash. The exercising holder of an index option, instead of receiving a security, receives the difference between the closing price of the securities index and the exercise price of the index option times a specified multiple ($100 in the case of the S&P 500 Stock Index). The seller of index options may realize a gain or loss according to movement in the level of securities prices in that index and in the securities markets generally.

Covered Index Call Options Sold By The Gateway Fund

The Gateway Fund sells index call options. Frequently the Fund executes a closing purchase transaction with respect to the option it has sold and sells another option (with either a different exercise price or expiration date or both). The Fund’s objective in entering into such closing transactions is to increase option premium income, to limit losses or to protect anticipated gains in underlying stocks. The cost of a closing transaction, while reducing the premium income realized from the sale of the option, should be offset, at least in part, by appreciation in the value of the underlying index, and by the opportunity to realize additional premium income from selling a new option.

When the Fund sells an index call option, it does not deliver the underlying stocks or cash to the broker through whom the transaction is effected. In the case of an exchange-traded option, the Fund establishes an escrow account. The Trust’s Custodian (or a securities depository acting for the Custodian) acts as the Trust’s escrow agent. The escrow agent enters into documents known as escrow receipts with respect to the stocks included in the Fund (or escrow receipts with respect to other acceptable securities). The escrow agent releases the stocks from the escrow account when the call option expires or the Fund enters into a closing purchase transaction. Until such release, the underlying stocks cannot be sold by the Fund. The Fund may enter into similar collateral arrangements with the counterparty when it sells over-the-counter index call options.

When the Fund sells an index call option, it is also required to “cover” the option pursuant to requirements enunciated by the staff of the Securities and Exchange Commission (“the SEC”). The staff has indicated that a mutual fund may “cover” an index call option by (1) owning and holding for the term of the option a portfolio of stocks substantially replicating the movement of the index underlying the call option; (2) purchasing an American-style call option on the same index with an exercise price no greater than the exercise price of the written option; or (3) establishing and maintaining for the term of the option a segregated account consisting of cash, U. S. government securities or other high-grade debt securities, equal in value to the aggregate contract price of the call option (the current index value times the specific multiple). The Fund generally “covers” the index options it has sold by owning and holding stocks substantially replicating the movement of the applicable index. As an alternative method of “covering” the option, the Fund may purchase an appropriate offsetting option.

The purchaser of an index call option sold by the Fund may exercise the option at a price fixed as of the closing level of the index on the date of exercise. Unless the Fund has liquid assets sufficient to satisfy the exercise of the index call option, the Fund would be required to liquidate portfolio securities to satisfy the exercise. The market value of such securities may decline between the time the option is exercised and the time the Fund is able to sell the securities. If the Fund fails to anticipate an exercise, it may have to borrow from a bank (in amounts not exceeding 5% of the Fund’s total assets) pending settlement of the sale of the portfolio securities and thereby incurring interest charges. If trading is interrupted on the index, the Fund would not be able to close out its option positions.

INVESTMENT PRACTICES, RISKS AND RESTRICTIONS

Other Investment Practices

The Gateway Fund may hold cash for purposes of liquidity. It generally will hold cash reserves for the purpose of paying expenses and share redemptions and may hold cash received from the sale of its shares which has not yet been invested.

The Adviser may determine from time to time that, for temporary defensive purposes, the Fund should reduce (and in periods of unusual market conditions reduce substantially or liquidate entirely) its investment in common stock. For temporary defensive purposes, the Fund may hold up to 100% of its assets in cash.

Cash is normally invested in repurchase agreements. Cash may also be invested in securities of the U. S. government or any of its agencies, bankers’ acceptances, commercial paper or certificates of deposit (collectively “cash instruments”). Commercial paper investments will be limited to investment grade issues rated A-1 or A-2 by Standard & Poor’s or Prime-1 or Prime-2 by Moody’s Investors Service, Inc. Certificates of deposit investments will be limited to obligations of domestic banks with assets of $1 billion or more.

Repurchase agreements are instruments under which the Fund buys securities suitable for investment under its policies and obtains the concurrent agreement of the seller (usually a bank) to repurchase such securities at an agreed-upon date, price and interest rate. Investments in repurchase agreements are subject to the risk that the selling bank may default in its repurchase obligation. However, not more than 5% of the Fund’s total assets may be invested in repurchase agreements which have a maturity longer than seven days.

Certain Risks

The success of the Fund’s option strategy depends upon the ability of the Adviser to identify an appropriate index in which to invest and the Adviser’s ability to enter into transactions involving index options at appropriate times in the stock market cycle. In pursuing this course, the Adviser is subject to the risks of change in general economic conditions, adverse developments in specific industries and factors affecting the performance of individual stocks.

In addition to common stock of U.S. companies, the Fund may invest in foreign issuers by purchasing American Depositary Receipts (“ADRs”). ADRs are certificates evidencing ownership of shares of a foreign-based issuer held in trust by a bank or similar financial institution. They are alternatives to the direct purchase of the underlying foreign stock. To the extent the Fund invests in ADRs, the Fund could be subject to greater risks because the Fund’s performance may depend on issues other than the performance of a particular company. Changes in foreign economies and political climates are more likely to affect the Fund than a mutual fund that invests exclusively in U.S. companies. The value of foreign securities is also affected by the value of the local currency relative to the U.S. dollar. There may also be less government supervision of foreign markets, resulting in non-uniform accounting practices and less publicly available information. If the Fund’s portfolio is over-weighted in a certain geographic region any negative development affecting that region will have a greater impact on the Fund than a fund that is not over-weighted in that region.

To the extent the Fund invests in smaller capitalization companies, the Fund will be subject to additional risks. The earnings and prospects of smaller companies are more volatile than larger companies. Smaller companies may experience higher failure rates than do larger companies. The trading volume of securities of smaller companies is normally less than that of larger companies and, therefore, may disproportionately affect their market price, tending to make them fall more in response to selling pressure than is the case with larger companies. Smaller companies may have limited markets, product lines or financial resources and may lack management experience.

Investment Restrictions

The investment objectives and investment restrictions applicable to the Fund are designated as fundamental policies. The Trust has adopted other fundamental policies with respect to the Fund. Fundamental policies may not be changed without vote of shareholders of the Fund. Under these policies, the Fund may not:

1.	purchase any security if, as a result, it would then hold more than 10% of any class of securities of an issuer (taking all common stock issues of an issuer as a single class, all preferred stock issues as a single class, and all debt issues as a single class) or more than 10% of the outstanding voting securities of an issuer.

2.	purchase any security if, as a result, it would then have more than 5% of its total assets (taken at current value) invested in securities of companies (including predecessors) less than three years old and in equity securities for which market quotations are not readily available.

3.	purchase securities on margin (but it may obtain such short-term credits as may be necessary for the clearance of purchase and sales of securities).

4.	make short sales of securities or maintain a short position (a) unless, at all times when a short position is open, the Fund owns an equal amount of such securities or securities convertible into or exchangeable (without payment of any further consideration) for securities of the same issue as, and equal in amount to, the securities sold short, and (b) unless not more than 10% of the Fund’s net assets (taken at current value) are held as collateral for such sales at any one time.

It is the present intention of management to make such sales only for the purpose of deferring realization of gain or loss for federal income tax purposes. It is the present intention of management that short sales of securities subject to outstanding options will not be made.

5.	borrow money except as a temporary measure for extraordinary or emergency purposes and then only from banks and only in amounts not in excess of 5% of its total assets (except to meet redemption requests as discussed below), taken at the lower of cost or market.

In order to meet redemption requests without immediately selling any portfolio securities, it may borrow an amount up to 25% of the value of its total assets including the amount borrowed. If, due to market fluctuations or other reasons, the value of its assets falls below 400% of its borrowing, the Fund will reduce its borrowing which may result in it being required to sell securities at a time when it may otherwise be disadvantageous to do so. This borrowing is not for investment leverage but solely to facilitate management of the portfolio by enabling the Fund to meet redemption requests where the liquidation of portfolio securities is deemed to be inconvenient or disadvantageous. However, the Fund might be deemed to be engaged in leveraging in that any such borrowing will enable the Fund to continue to earn money on investments which otherwise may have been sold in order to meet redemption requests.

6.	pledge more than 10% of its total assets, taken at market value. The deposit in escrow of underlying securities in connection with the writing of call options is not deemed to be a pledge.

7.

purchase or retain securities of any company if, to the knowledge of the Trust, officers and trustees of the Trust or of the Adviser who individually own more than  1/2 of 1% of the securities of that company together own beneficially more than 5% of such securities.

8.	buy or sell commodities or commodities futures or options contracts, or real estate or interests in real estate, although it may purchase and sell (a) securities which are secured by real estate, and (b) securities of companies which invest or deal in real estate.

9.	act as underwriter except to the extent that, in connection with the disposition of portfolio securities, it may be deemed to be an underwriter under certain provisions of the federal securities laws.

10.	make investments for the purpose of exercising control or management.

11.	participate on a joint or joint and several basis in any trading account in securities.

12.	purchase any security restricted as to disposition under the federal securities laws.

13.	invest in securities of other investment companies, except as part of a merger, consolidation or other acquisition.

14.	invest in interests in oil, gas or other mineral exploration or development programs, although it may invest in the common stocks of companies which invest in or sponsor such programs.

15.	make loans, except through the purchase of bonds, debentures, commercial paper, corporate notes and similar evidences of indebtedness of a type commonly sold privately to financial institutions (subject to the limitation in paragraph 12 above), and except through repurchase agreements.

No more than 5% of the Fund’s assets will be invested in repurchase agreements which have a maturity longer than seven days. In addition, the Fund will not enter into repurchase agreements with a securities dealer if such transactions constitute the purchase of an interest in such dealer under the Investment Company Act of 1940. The purchase of a portion of an issue of such securities distributed publicly, whether or not such purchase is made on the original issuance, is not considered the making of a loan.

16.	purchase any security (other than U. S. government obligations) if, as a result thereof, less than 75% of the value of the Fund’s total assets is represented by cash and cash items (including receivables), government securities and other securities which, for purposes of this calculation, are limited in respect of any one issuer to an amount not greater in value than 5% of the value of the Fund’s total assets and to not more than 10% of the outstanding voting securities of such issuer. All of the funds in the Trust taken as a group also must satisfy this 10% test.

17.	concentrate the investments in a single industry nor invest more than 25% of the current value of its total assets in a single industry.

18.	sell call or put options, or purchase call or put options, except that the Fund may (i) sell covered call options with respect to all of its portfolio securities or with respect to securities indexes; (ii) purchase exchange-traded put and call options, provided that after any such purchase not more than 5% of the Fund’s net assets would be invested in premiums on the purchase of put and call options or combinations thereof; (iii) sell covered put options, provided that after any such sale the Fund would not have more than 50% of its total assets (taken at current value) subject to being invested on the exercise of put options; and (iv) enter into closing purchase transactions with respect to such options.

The Trust has no fundamental policy with respect to the issuance of senior securities by the Fund; however, the Investment Company Act of 1940 prohibits the Trust’s issuance of any such securities.

In addition to the above fundamental policies, the following are non-fundamental policies:

•	The Fund will limit its investment in warrants to no more than 5% of its assets. The Adviser has no current intention of causing the Fund to invest in warrants in the coming year.

•

The Fund will not purchase additional portfolio securities while borrowings in excess of 5% of the Fund’s total assets are outstanding. The Adviser has no current intention of causing the Fund to borrow in excess of 5% of its total assets in the coming year.

Portfolio Turnover

For the year ended December 31, 2004, the Fund had a portfolio turnover ratio of 71%, which is relatively high in comparison to the Fund’s historical and anticipated future rates of portfolio turnover. The increase in 2004 was exclusively a result of the transition from owning all 500 stocks in the S&P 500 Index to the current approach in which the Fund holds a diversified stock portfolio designed to support the Fund’s index-option-based risk management strategy as efficiently as possible while seeking to enhance the Fund’s total return. This transition took place during the third and fourth quarters of 2004. The Fund’s portfolio turnover ratio for the years ended December 31, 2005 and 2006 were 15% and 9%, respectively. It is anticipated that the Fund’s portfolio turnover ratio will remain below 50% in the foreseeable future.

Disclosure of Portfolio Holdings

The Fund is required to include a schedule of portfolio holdings in its annual and semi-annual reports to shareholders, which is sent to shareholders within 60 days of the end of the second and fourth fiscal quarters and which is filed with the SEC on Form N-CSR within 70 days of the end of the second and fourth fiscal quarters. The Fund also is required to file a schedule of portfolio holdings with the SEC on Form N-Q within 60 days of the end of the first and third fiscal quarters. The Fund must provide a copy of the complete schedule of portfolio holdings, as filed with the SEC, to any shareholder of the Fund, upon request, free of charge. This policy is applied uniformly to all shareholders of the Fund without regard to the type of requesting shareholder (e.g., regardless of whether the shareholder is an individual or institutional investor).

The Fund releases portfolio holdings to third party servicing agents on a daily basis in order for those parties to perform their duties on behalf of the Fund. These third party servicing agents include the Adviser and the Fund’s Custodian. The Fund also may disclose portfolio holdings, as needed, to auditors, legal counsel, proxy voting services, and pricing services. This information is disclosed to third parties under conditions of confidentiality. “Conditions of confidentiality” include (i) confidentiality clauses in written agreements, (ii) confidentiality implied by the nature of the relationship (e.g., attorney-client privilege), (iii) confidentiality required by fiduciary principles (e.g. custody relationships) or (iv) understandings or expectations between the parties that the information will be kept confidential. Additionally, the Fund may release portfolio holdings to third party rating agencies and data reporting platforms on a periodic basis. In these instances, portfolio holdings will be supplied no more often than quarterly and on a delayed basis in order to ensure that the information cannot be used to take advantage of material inside information.

Except as described above, the Fund is prohibited from entering into any arrangements with any person to make information available about the Fund’s portfolio holdings without the specific approval of the Board of Trustees. The Adviser must submit any proposed arrangement pursuant to which the Adviser intends to disclose the Fund’s portfolio holdings to the Board, which will review such arrangement to determine whether it is in the best interests of Fund shareholders. Additionally, the Adviser, and any affiliated persons of the Adviser, are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings.

SHAREHOLDER SERVICES

The Adviser serves as the Trust’s shareholder servicing, transfer, dividend disbursing and financial servicing agent (the “Servicing Agent”). In this capacity, it performs various shareholder services on behalf of the Trust.

Open Account

The Fund’s regular account for investors who purchase its shares is the Open Account. The Open Account facilitates regular purchases of Fund shares over a period of years and provides the option of receiving dividends and distributions either in cash or in Fund shares. The Trust does not charge for the automatic reinvestment of dividends and distributions.

The Servicing Agent maintains a record of the investor’s purchases, redemptions and share balances in the investor’s Open Account. Shortly after each purchase, the Servicing Agent will mail a confirmation to the investor showing the shares purchased, the exact price paid for the shares and the total number of shares owned. Share certificates will not be issued.

Upon opening an account, the investor may elect either of the following options: (1) reinvestment at net asset value of all distributions, or (2) payment in cash of all distributions. If no election is made, all distributions will be reinvested at net asset value. An election may be changed by a letter or telephone call to the Servicing Agent. No annual maintenance fees are charged by the Trust on any Open Account. The Trust reserves the right to charge annual fees in the future. Shareholders will be notified of any change in the annual fee arrangement.

Automatic Investment Program

Investors can arrange to use our Automatic Investment Program by either making the election on the New Account Application or by contacting Shareholder Services at (800) 354-6339 for the appropriate forms. With this service, investors purchase additional shares by having a predetermined amount of $100 or more automatically transferred from a bank account to the Trust on a monthly or quarterly basis. Changes to an Automatic Investment Program, including discontinuing participation, must be in writing and sent to The Gateway Trust, Shareholder Services, P. O. Box 5211, Cincinnati, OH 45201-5211. All changes to the Automatic Investment Program must be received by The Trust at least five business days prior to the next scheduled transfer.

IRAs

Investors may purchase shares of the Fund through Individual Retirement Accounts (“IRAs”) which are permitted to invest in shares of a mutual fund. The Trust itself sponsors a traditional IRA (the “Gateway Traditional IRA”) and a Roth IRA (the “Gateway Roth IRA”) or jointly as a “Gateway IRA.” A Gateway IRA can be adopted by an investor and is specifically designed to permit the investor to invest in shares of the Fund. The custodian of the Gateway IRA is U.S. Bank, N.A. Investors can obtain forms to establish a Gateway IRA by calling Shareholder Services at (800) 354-6339.

An IRA is a special program with certain tax benefits that generally permits an investor to establish and contribute to his or her own retirement plan. For detailed information about a Gateway IRA, please refer to the Agreement and Disclosure Statement for the appropriate Gateway IRA. Agreements and Disclosure Statements can be obtained by calling Shareholder Services at (800) 354-6339.

An investor may make a direct transfer of assets from one IRA to a Gateway IRA by directing the existing IRA custodian or trustee to transfer directly to a Gateway IRA the amount held in that prior IRA, without directly receiving those funds or being taxed on the transfer. There is no minimum holding period for a direct transfer of IRA assets from one custodian or trustee to another. Call Shareholder Services at (800) 354-6339 to obtain the appropriate transfer form.

A Gateway Traditional IRA is eligible to receive direct rollovers of distributions from a qualified employer plan. An investor can make a direct rollover by instructing the employer’s plan to wire the distribution to U.S. Bank, N.A. as custodian for the Gateway Traditional IRA. The distribution should be wired to:

The Gateway Trust c/o U.S. Bank, N.A.

ABA #042-0000-13

Cincinnati, OH

Name (insert investor name)

Gateway Fund Account No. (insert investor account number)

An investor can also make a direct rollover to a Gateway Traditional IRA by instructing the employer’s plan to prepare a check for the amount to be rolled over payable to “U.S. Bank, N.A., as Custodian of Individual Retirement Account of (insert investor name),” and sending that check to The Gateway Trust. The check can also be delivered in person to The Gateway Trust, or mailed to:

The Gateway Trust

Shareholder Services

P. O. Box 5211

Cincinnati, OH 45201-5211

An investor can make a 60-day rollover of a distribution from a qualified employer plan by instructing the employer’s plan to prepare a check payable to the investor and by endorsing or cashing the check and depositing some or all of the proceeds in a Gateway Traditional IRA. The deposit must be delivered in person to Gateway, or mailed to The Gateway Trust at the above address within 60 days of when the investor receives the distribution. The employer’s plan must withhold 20% of the taxable amount for federal income tax if the investor chooses a 60-day rollover for the distribution.

Some portions of distributions from other IRAs or from tax-qualified profit sharing, stock bonus, pension or annuity plans are not eligible for regular or direct rollovers. For instance, distributions of nontaxable after-tax employee contributions or required minimum payments made after an individual reaches age 70 1/2 cannot be rolled over.

To make a withdrawal from a Gateway IRA, an investor should contact Shareholder Services at (800) 354-6339.

The rules for contributing to, investing under and distributing from IRAs are complex, and any investor should consult with his or her own tax adviser if he or she has any questions with respect to IRAs and to determine if there have been any recent changes to the rules. At the time an IRA is established, the custodian or trustee of the IRA is required by law to provide a disclosure statement to the individual setting forth important information concerning IRAs.

Further information concerning IRAs can be obtained from any district office of the Internal Revenue Service. In particular, Publication 590 of the Internal Revenue Service provides general information as to IRAs.

No annual maintenance fees are charged by the Trust for any account, including IRAs, SEP-IRAs, retirement and pension or profit-sharing plans, including 401(k) plans. The Trust reserves the right to charge annual fees in the future. Shareholders will be notified of any change in the annual fee arrangement.

Systematic Withdrawal Program

If the value of a shareholder’s account is at least $5,000, the shareholder can request withdrawals on either a monthly or a quarterly basis in the minimum amount of $100. The Trust makes no recommendation as to the minimum amount to be periodically withdrawn by a shareholder. A sufficient number of shares in the shareholder’s account will be sold periodically (normally one business day prior to each withdrawal payment date) to meet the requested withdrawal payments.

If a shareholder participates in the Systematic Withdrawal Program, all dividends and distributions on shares held in the account will be reinvested in additional shares at net asset value. Since the withdrawal payments represent the proceeds from sales of the Fund shares, there will be a reduction, and there could even be an eventual depletion, of the amount invested in the Fund to the extent that withdrawal payments exceed the dividends and distributions paid and reinvested in shares. Withdrawals under the Systematic Withdrawal Program should not, therefore, be considered a yield on investment. A shareholder can make arrangements to use the Systematic Withdrawal Program (or discontinue participation) by contacting Shareholder Services at (800) 354-6339.

ADDITIONAL PURCHASE AND REDEMPTION INFORMATION

Shares of the Fund are purchased and redeemed at its net asset value as next determined following receipt of the purchase order or redemption notice. Redemptions under the Systematic Withdrawal Program and installment distributions from IRAs are effected at the net asset value next determined on or after the date designated for the redemption or distribution.

In addition to orders received directly by the Trust’s Servicing Agent, the Trust has authorized various third-party brokers to accept on its behalf purchase and redemption orders. These brokers are authorized to designate other intermediaries to accept purchase and redemption orders on the Trust’s behalf. In instances where orders are taken by these brokers, the Trust will be deemed to have received a purchase or redemption order when the authorized broker or, if applicable, a broker’s authorized designee, accepts the order. This order will be priced at the Fund’s net asset value next computed after it is accepted by the authorized broker or the broker’s authorized designee.

Certificates for shares of the Fund will not be issued.

The minimum initial investment is $1,000 ($500 for IRAs). The minimum additional investment is $100, subject to certain exceptions such as investments by the Adviser’s employees, by participants in an SEP-IRA program and by participants in the Automatic Investment Program. The Trust reserves the right to accept or reject any purchase order of the Fund.

There is no minimum or maximum applicable to redemption of shares of the Fund. The Trust, however, reserves the right to redeem a shareholder’s account(s) under certain circumstances. The shareholder will receive at least 60 days’ written notice prior to the redemption of the account(s).

The Trust may redeem a shareholder’s account(s) in the Fund when the aggregate value of the shareholder’s account(s) falls below $800 (other than as a result of market action). The shareholder may prevent such redemption by increasing the value of the account(s) to $1,000 or more within the 60-day period.

The Trust will redeem a shareholder’s account if the shareholder does not provide a valid U. S. social security number or taxpayer identification number or other requested documents.

Signature guarantees are required for all redemptions (on the date of receipt by the servicing agent of all necessary documents), regardless of the amount involved, when the proceeds are to be paid to someone other than the registered owner(s). The signature guarantee requirement may be waived by the Trust in certain instances. The Trust also reserves the right to require a signature guarantee on any instructions or redemptions given to the Trust for any reason. The purpose of signature guarantees is to prevent fraudulent redemptions which could result in losses to the Trust, the servicing agent or shareholders. A signature guarantee will be accepted from banks, brokers, dealers, municipal securities dealers or brokers, government securities dealers or brokers, credit unions (if authorized by state law), national securities exchanges, registered securities associations, clearing agencies and savings associations. Notary publics are unacceptable guarantors. The signature guarantees must appear either (a) on the written request for redemption; (b) on a stock power which should specify the total number of shares to be redeemed; or (c) on all stock certificates tendered for redemption.

The right of redemption may be suspended or the date of payment postponed (a) for any periods during which the New York Stock Exchange is closed (other than for customary weekend and holiday closings); (b) when trading in any of the markets which a fund normally utilizes is restricted as determined by the SEC; (c) if any emergency exists as defined by the SEC so that disposal of investments or determination of the Fund’s net asset value is not reasonably practicable; or (d) for such other periods as the SEC by order may permit for protection of the Trust’s shareholders.

The Trust has elected to be governed by Rule18f-1 of the Investment Company Act which obligates the Fund to redeem shares in cash with respect to any one shareholder during any 90-day period up to the lesser of $250,000 or 1% of the assets of the Fund. Although payment for redeemed shares generally will be made in cash, under abnormal circumstances the Board of Trustees of the Trust may determine to make payment in securities owned by the Fund. In such event, the securities will be selected in such manner as the Board of Trustees deems fair and equitable, in which case brokerage and other costs may be incurred by such redeeming shareholders in the sale or disposition of their securities. To date, all redemptions have been made in cash.

The Trust reserves the right to modify or terminate any purchase, redemption or other shareholder service procedure upon notice to shareholders.

Purchases and redemptions generally may be effected only on days when the stock and options exchanges are open for trading. These exchanges are closed on Saturdays and Sundays and the following holidays: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas Day.

INVESTMENT ADVISORY AND OTHER SERVICES

Gateway Investment Advisers, L.P.

Gateway Investment Advisers, L.P., (the “Adviser”), a Delaware limited partnership, has acted as the investment adviser for the Fund since December 15, 1995. Gateway Investment Advisers, Inc. (“GIA”) provided investment advisory services to the Fund from its formation until December 15, 1995. The Adviser became the successor in interest to the assets, business and personnel of GIA which was organized in June 1977. GIA is the general partner of the Adviser with a 74.66% ownership interest. Walter G. Sall, Chairman and a Trustee of the Trust, and J. Patrick Rogers, the portfolio manager of the Fund, and President and a Trustee of the Trust, together own of record and beneficially 100% of the outstanding shares of GIA and thereby control the Adviser. Mr. Sall is Chairman and a director of GIA and Mr. Rogers is its Chief Executive Officer, President and a director.

Gateway Fund Portfolio Managers

J. Patrick Rogers, CFA, and Paul R. Stewart, CFA, CPA are the co-portfolio managers responsible for the day-to-day management of the Fund. As of December 31, 2006, Mr. Rogers was responsible for day-to-day management of 5 registered investment company accounts (excluding the Fund) having assets of approximately $2.8 billion in the aggregate and Mr. Stewart was not responsible for day-to-day management of any registered investment company accounts other than the Fund. Mr. Rogers was responsible for the day-to-day management of 1 other pooled investment vehicle having assets of approximately $79 million and 70 other accounts having assets of approximately $758 million in the aggregate, while Mr. Stewart was responsible for the day-to-day management of 1 pooled investment vehicle having assets of approximately $79 million and 74 other accounts having assets of approximately $769 million in the aggregate. Neither Mr. Rogers nor Mr. Stewart managed any accounts having a performance based investment advisory fee.

The portfolio managers manage all of the accounts described in the preceding paragraph using investment strategies similar to that of the Fund. Fees earned by the Adviser may vary among these accounts and the portfolio managers may personally invest in some but not all of these accounts. These factors could create conflicts of interest because the portfolio managers may have incentives to favor certain accounts over others, resulting in other accounts outperforming the Fund. A conflict may also exist if the portfolio managers identify a limited investment opportunity that may be appropriate for more than one account, but the Fund is not able to take full advantage of that opportunity due to the need to allocate that opportunity among multiple accounts. In addition, the portfolio managers may execute transactions for another account that may adversely impact the value of securities held by the Fund. However, the Adviser believes that these risks are mitigated by the fact that accounts with like investment strategies managed by the Adviser are generally managed in a similar fashion, subject to exceptions to account for particular investment restrictions or policies applicable only to certain accounts, differences in cash flows and account sizes, and similar factors. In addition, the Adviser has adopted trade allocation procedures that require equitable allocation of trade orders for a particular security among participating accounts.

Mr. Rogers and Mr. Stewart are compensated for their services by the Adviser. Their compensation consists of a fixed salary, bonuses related to the financial performance of the Adviser (but not based on the investment performance of the Fund or any other managed account, either absolutely or in relation to any benchmark), and a retirement plan. As of December 31, 2006, Mr. Rogers beneficially owned shares of the Fund worth more than $1 million and Mr. Stewart beneficially owned shares of the Fund worth between $100,001 and $500,000.

Gateway Fund Management Agreement

The Trust has retained the Adviser under an investment advisory contract (the “Management Agreement”) to act as investment manager and in such capacity supervise the investments of the Fund, subject to the policies and control of the Board of Trustees of the Trust. The Management Agreement for the Fund became effective January 1, 2006. Services were provided by the Adviser prior to that date under investment advisory contracts beginning January 1, 1999 as well as December 15, 1995, and previously by GIA under a similar contract prior to December 15, 1995.

Pursuant to the Management Agreement, the Adviser, at its sole expense, provides the Fund with (i) investment recommendations regarding such fund’s investments; (ii) office space, telephones and other office equipment; and (iii) clerical and secretarial staff and the services, without additional compensation, of all officers of the Trust. In addition, the Adviser has agreed to bear (i) expenses incurred in connection with association membership dues, except the annual dues of the Trust for its membership in the Investment Company Institute, which shall be paid by the Trust; (ii) expenses of printing and distributing all Fund registration statements, prospectuses and reports to current Fund shareholders; (iii) costs of printing and transmitting reports to governmental agencies; and (iv) printing and mailing costs. The Management Agreement further provides that under certain circumstances the Adviser may cause the Fund to pay brokerage commissions in order to enable the Adviser to obtain brokerage and research services for its use in advising the Fund and the Adviser’s other clients, provided that the amount of commission is determined by the Adviser, in good faith and in the best interests of the Fund, to be reasonable in relation to the value of the brokerage and research services provided.

The Management Agreement provides that all expenses not specifically assumed by the Adviser which may be incurred in the operation of the Trust and the offering of its shares will be borne by the Trust. Expenses to be borne by the Trust include:

•	expenses of continuing the Trust’s existence;

•	fees and expenses of trustees not employed by the Adviser;

•	expenses incurred by the Fund pursuant to the Fund’s Distribution Plan;

•	expenses of registering or qualifying the Trust or its shares under federal and various state laws and maintaining and updating such registrations and qualifications on a current basis;

•	interest expenses, taxes, fees and commissions of every kind; expenses of issue, including cost of share certificates;

•	repurchases and redemption of shares;

•	charges and expenses of custodians, transfer agents, fund accountants, shareholder servicing agents, dividend disbursing agents and registrars;

•	expenses of valuing shares of the Fund;

•	auditing, accounting and legal expenses;

•	expenses of shareholder meetings and proxy solicitations therefore;

•	insurance expenses;

•	membership fees of the Investment Company Institute;

•

and all “extraordinary expenses” as may arise, including all losses and liabilities in administrating the Trust; expenses incurred in connection with litigation proceedings and claims and the legal obligations of the Trust to indemnify its officers, trustees and agents with respect thereto.

A majority of the Board of Trustees of the Trust and a majority of the trustees who are not “interested persons” (as defined in the Investment Company Act of 1940) of any party to the Adviser Contracts, voting separately, shall determine which expenses shall be characterized as “extraordinary expenses.”

In return for the services and facilities furnished by the Adviser under the Management Agreement, the Fund pays the Adviser a management fee (the “Management Fee”) at (a) the annual rate of 0.925% of the average value of the daily net assets of the Fund; minus (b) the amount of the Fund’s expenses incurred pursuant to its Distribution Plan. In addition, as long as the Adviser is providing transfer agency, fund accounting and other services pursuant to the Services Agreement with the Trust dated January 1, 1998, the Adviser shall receive no separate compensation for such services with respect to the Fund during the term of the Management Agreement.

If total expenses of the Fund for any fiscal year (including the Adviser’s compensation, but exclusive of taxes, interest, brokerage commissions and any “extraordinary expenses” determined as above described) exceed the specified percentage of the Fund’s average daily net asset value for such year, the Management Agreement requires the Adviser to bear all such excess expenses up to the amount of the Management Fee. The applicable expense limitation percentage for the Fund is 1.50% of the Fund’s average daily net asset value. Each month the Management Fee is determined and the Fund’s expenses are projected. If the Fund’s projected expenses are in excess of the above-stated expense limitations, the Management Fee paid to the Adviser will be reduced by the amount of the excess expenses, subject to an annual adjustment; provided, however, that the aggregate annual reduction from the Adviser to the Fund shall not exceed the aggregate Management Fee paid by the Fund to the Adviser for the year.

The Management Fees paid to the Adviser for providing services to the Fund under the Management Agreement were $17,675,000 in 2006, $13,976,000 in 2005 and $9,929,000 in 2004.

The Management Agreement further provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations thereunder, the Adviser is not liable to the Trust or any of its shareholders for any act or omission by the Adviser. The Management Agreement contemplates that the Adviser may act as an investment manager or adviser for others.

The Management Agreement may be amended at any time by the mutual consent of the parties thereto, provided that such consent on the part of the Trust shall have been approved by the vote of a majority of the Board of Trustees of the Trust, including the vote cast in person by a majority of the trustees who are not “interested persons” (as defined in the Investment Company Act of 1940) of any party to the Management Agreement, and by vote of the shareholders of the applicable fund.

The Management Agreement may be terminated, upon 60 days’ written notice (which notice may be waived) at any time without penalty (i) by the Board of Trustees of the Trust; (ii) by the vote of a majority of the outstanding voting securities of the applicable fund; or (iii) by the Adviser. The Management Agreement terminates automatically in the event of assignment (as that term is defined in the Investment Company Act of 1940) by the Adviser.

The Management Agreement continues in effect through December 31, 2007, and thereafter, provided that its continuance for the Fund for each renewal year is specifically approved in advance (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the trustees who are not parties to the Management Agreement or “interested persons” of any party to the Management Agreement (other than as “Independent Trustees of the Trust”) by votes cast in person at a meeting specifically called for such purposes.

Distribution Plan For The Gateway Fund

A Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act (the “Plan”) became effective on January 1, 1999, for the Fund. Under the Plan, the Trust may, directly or indirectly, engage in any activities related to the distribution of shares of the Fund, which activities may include, but are not limited to, the following: (a) payments to securities dealers and others that are engaged in the sale of shares, that may be advising shareholders of the Fund regarding the Fund, that hold shares for shareholders in omnibus accounts or as shareholders of record, or that provide shareholder support or administrative services to the Fund and its shareholders; (b) expenses of maintaining personnel who engage in or support distribution; (c) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (d) costs of formulating and implementing marketing and promotional activities; and (e) costs of preparing, printing and distributing sales literature. The expenditures to be made by the Trust pursuant to the Distribution Plan and the basis upon which payment of such expenditures will be made is determined by the Trustees, but in no event may such expenditures exceed in any fiscal year an amount calculated at the rate of 0.50% of the average daily net asset value of the Fund. For the year 2006, expenses under the Plan amounted to 0.33%, annually and for the years 2005 and 2004, expenses under the Plan amounted to 0.35%, annually, of the average daily net asset value of the Fund.

Any amendment that materially increases the amount of expenditures permitted under the Plan must be approved by a vote of a majority of the outstanding voting securities of the Gateway Fund. The Plan may be terminated at any time by the vote of a majority of (i) the Trustees who are not “interested persons” of the Trust (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of the Plan or (ii) the outstanding voting securities of the Gateway Fund. The Adviser, and Walter G. Sall, J. Patrick Rogers and the other officers of the Trust (because of their respective associations with the Adviser), may indirectly benefit from any payments made pursuant to the Plan.

It is anticipated that the Plan will continue to increase or maintain total assets in the Fund and thereby maintain or lower its expense ratio.

Custodian

U.S. Bank, N.A., 425 Walnut Street, Cincinnati, OH 45202, acts as custodian of the Trust’s assets (the “Custodian”). Under Custody Agreements with the Fund, the Custodian holds the Fund’s securities and keeps all necessary accounts and records. The Custodian has no part in determining the investment policies of the Fund or which securities are to be purchased or sold by the Fund.

Shareholder Servicing, Transfer, Dividend Disbursing And Financial Servicing Agent

The Adviser is the Trust’s Shareholder Servicing, Transfer, Dividend Disbursing and Financial Servicing Agent. The Adviser’s mailing address for its activities as Servicing Agent is The Gateway Trust, Rookwood Tower, 3805 Edwards Road, Suite 600, Cincinnati, OH 45209. As Transfer Agent for the Trust, the Servicing Agent’s general duties include transferring shares, processing applications for new accounts, depositing the payments for the purchase of Fund shares with the Custodian and notifying the Trust and Custodian of such deposits. The Servicing Agent opens and maintains a bookshare account for each shareholder as set forth in the subscription application, maintains records of each shareholder account and sends confirmation of shares purchased to each shareholder. The Servicing Agent also receives and processes requests by shareholders for redemption of shares. If the shareholder request complies with the redemption standards of the Trust, the Servicing Agent will direct the Custodian to pay the appropriate redemption price. If the redemption request does not comply with such standards, the Servicing Agent will promptly notify the shareholder of the reasons for rejecting the redemption request.

As the Dividend Disbursing Agent for the Trust, the Servicing Agent, upon notification of the declaration of a dividend or distribution, will determine the total number of shares issued and outstanding as of the record date for the dividend or distribution and the amount of cash required to satisfy such dividend or distribution. The Servicing Agent will prepare and mail to shareholders dividend checks in the amounts to which they are entitled. In the case of shareholders participating in the dividend reinvestment plan, the Servicing Agent will make appropriate credits to their bookshare accounts. Shareholders will be notified by the Servicing Agent of any dividends or distributions to which they are entitled, including any amount of additional shares purchased with their dividends. In addition, the Servicing Agent will prepare and file with the Internal Revenue Service and with any state, as directed by the Trust, returns for reporting dividends and distributions paid by the Fund.

The Servicing Agent, as the Shareholder Servicing Agent, will open and maintain any plan or program for shareholders in accordance with the terms of such plans or programs (see “Shareholder Services” herein). With regard to the Systematic Withdrawal Program, the Servicing Agent will process such Systematic Withdrawal Program orders as are duly executed by shareholders and will direct appropriate payments to be made by the Custodian to the shareholder. In addition, the Servicing Agent will process such accumulation plans, group programs and other plans or programs for investing shares as provided in the Fund’s current prospectus.

Beginning January 1, 1999, pursuant to the Gateway Fund Management Agreement, the Servicing Agent receives no compensation for its services to Gateway Fund.

BROKERAGE

Transactions on stock and option exchanges involve the payment of negotiated brokerage commissions. In the case of securities traded in the over-the-counter market, there is generally no stated commission but the price usually includes an undisclosed commission or mark-up.

In effecting portfolio transactions for the Fund, the Adviser is obligated to seek best execution, which is to execute the Fund’s transactions where the most favorable combination of price and execution services are available (“best execution”), except to the extent that it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In seeking best execution, the Adviser, in the Fund’s best interest, considers all relevant factors, including:

•	price;

•	the size of the transaction;

•	the nature of the market for the security;

•	the amount of commission;

•	the timing of the transaction taking into account market prices and trends;

•	the reputation, experience and financial stability of the broker-dealer involved;

•	the quality of service rendered by the broker-dealer in other transactions.

The Adviser may not consider sales of shares of the Fund as a factor in the selection of broker-dealers to execute securities transactions for it, nor may the Fund or the Adviser enter into any agreement or understanding under which the Fund directs brokerage transactions or revenues generated by those transactions to brokers to pay for distribution of Fund shares. Nevertheless, the Fund or the Adviser may place portfolio transactions with brokers or dealers who promote or sell Fund shares so long as such placements are made pursuant to policies approved by the Fund’s Board of Trustees that are designed to ensure that the selection is based on the quality of the broker’s execution and not on its sales efforts. Closing option transactions are usually effected through the same broker-dealer that executed the opening transaction.

The Trust has no obligation to deal with any broker or dealer in the execution of its transactions. Transactions in the over-the-counter market can be placed directly with market makers who act as principals for their own account and include mark-ups in the prices charged for over-the-counter securities. Transactions in the over-the-counter market can also be placed with broker-dealers who act as agents and charge brokerage commissions for effecting over-the-counter transactions. The Trust may place its over-the-counter transactions either directly with principal market makers, or with broker-dealers if that is consistent with the Adviser’s obligation to obtain best qualitative execution.

While the Adviser does not intend to limit the placement of orders to any particular broker or dealer, the Adviser generally gives preference to those brokers or dealers who are believed to give best execution at the most favorable prices and who also provide research, statistical or other services to the Adviser and/or the Trust. Commissions charged by brokers who provide these services may be higher than commissions charged by those who do not provide them. Higher commissions are paid only if the Adviser determines that they are reasonable in relation to the value of the services provided, and it has reported to the Board of Trustees of the Trust on a periodic basis to that effect. The availability of such services was taken into account in establishing the Advisory Fee. Specific research services furnished by brokers through whom the Trust effects securities transactions may be used by the Adviser in servicing all of its accounts. Similarly, specific research services furnished by brokers who execute transactions for other Adviser clients may be used by the Adviser for the benefit of the Trust.

The Adviser has agreements with Gateway Trading (unaffiliated with the Adviser and formerly known as Bridge Trading Co.), UBS Financial Services Inc., Bank of New York, and Bear Stearns & Co., Inc. to direct brokerage transactions to them in exchange for research services provided to the Adviser. The Adviser may, from time to time, enter into similar agreements with other brokers. The following table shows brokerage commissions paid by the Fund to these firms in 2006 for affecting the brokerage transactions indicated:

BROKER/DEALER	2006 BROKERAGE COMMISSIONS PAID BY FUND	2006 BROKERAGE TRANSACTION TOTALS
Gateway Trading (formerly Bridge Trading Co.)	$25,584	$46,111,111
UBS Financial Services, Inc.	$299,836	$237,631,860
Bank of New York	$131,704	$204,675,624
Bear Stearns & Co., Inc.	$450,600	$510,458,759

The Management Agreement provide that, subject to such policies as the Trustees may determine, the Adviser may cause the Fund to pay a broker-dealer who provides brokerage and research services to the Adviser an amount of commission for effecting a securities transaction for such fund in excess of the amount of commission which another broker-dealer would have charged for effecting that transaction. As provided in Section 28(e) of the Securities Exchange Act of 1934, “brokerage and research services” include:

•	advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities, or purchasers or sellers of securities;

•	furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and performance of accounts;

•	effecting securities transactions and performing functions incidental thereto (such as clearance and settlement);

•	services that provide lawful and appropriate assistance to the Adviser in the performance of its investment decision-making responsibilities.

The following table shows the brokerage commissions paid by the Fund in the years ended December 31, 2006, 2005 and 2004.

NAME OF FUND	2006 COMMISSIONS	2005 COMMISSIONS	2004 COMMISSIONS
Gateway Fund	$1,939,202	$2,133,649	$3,789,206	*

*	Commission amounts in 2004 were relatively high as compared to amounts for 2006 and 2005 as a result of transitioning the equity portfolio of the Fund from one which owned all 500 stocks of the S&P 500 Index to one that is designed to keep the performance of the Fund within defined parameters of the performance of the index underlying the Fund’s option strategy. This migration took place during the third and fourth quarters of 2004.

Although, there was no affiliation between the Trust or Adviser and any broker-dealer in 2006 or 2005, for the year ended December 31, 2004, the Gateway Fund paid a total of $127,745 of brokerage commissions to Deutsche Bank Securities Inc., an affiliate of an affiliate of the Adviser until April 1, 2004, or 3.4% of the entire amount of commissions paid to all brokers for the Fund. The aggregate amount of transactions involving the payment of these commissions is $79,736,087, or 2.2% of the entire amount of transactions effected through all brokers combined for the Fund.

CODE OF ETHICS

The Trust and the Adviser have each adopted a Code of Ethics which permits employees subject to the codes to invest in securities, including securities that may be purchased or held by the Gateway Fund on a limited basis. You may obtain copies of the Codes from the Securities and Exchange Commission.

PROXY VOTING POLICIES

The Trust recognizes that voting rights are financial assets of the Fund and that they must be managed accordingly, with voting decisions for the Fund being made in the best interests of the Fund’s shareholders. The Adviser, in accordance with general fiduciary principles, is responsible for voting proxies on behalf of its clients. The Adviser, in turn, has formally adopted Institutional Shareholder Services (“ISS”) proxy voting guidelines to determine how each issue on proxy ballots is to be voted and has appointed ISS as its proxy agent to recommend how to vote each proxy as well as administer the voting of proxies on behalf of the Adviser. By adopting these policies and procedures, the Board of Trustees of the Trust confirms that: (1) it has delegated to the Adviser the duty to ensure that the Fund’s proxies are voted in accordance with these policies and procedures, and (2) the Adviser’s use of ISS to fulfill its duty is appropriate. The Trustees review these proxy policies and voting procedures on an annual basis. ISS, with its vast research capabilities, has developed its US Proxy Voting Manual, which provides guidelines for proxy voting that are designed to serve the best interests of investors. These guidelines outline the rationale for determining how particular issues should be voted. The Adviser has instructed ISS to vote in accordance with the guidelines unless the following conditions apply:

•

The Adviser’s portfolio management team has decided to override the ISS’s vote recommendation for the Fund based on it own determination that the Fund’s shareholders would best be served with a vote contrary to the ISS recommendation. Such decision(s) are documented by the Adviser and communicated to ISS and to the Board;

•

ISS does not give a vote recommendation, in which case the Adviser will independently determine how a particular issue should be voted. In these instances, the Adviser, through its portfolio management team, documents the reason(s) used in determining a vote and communicates the Adviser’s voting instruction to ISS. The Adviser will generally seek to vote in accordance with ISS’s guidelines.

Conflicts Of Interest

From time to time, the Adviser or an employee or other affiliate of the Adviser may have a conflict of interest with respect to a proxy vote. A conflict of interest may exist, for example, if the Adviser has a business relationship (or potential business relationship) with either the company soliciting the proxy or a third party that has a material interest in the outcome of a proxy vote or that is actively lobbying for a particular outcome of a proxy vote. Only in those instances where (i) an ISS voting recommendation is not being followed, or (ii) ISS does not give a vote recommendation; any individual with knowledge of any actual or potential conflict of interest, such as a personal conflict of interest (e.g. familial relationship with company management) or of a business relationship (e.g. the Adviser is the investment manager to a soliciting company), shall disclose that conflict to the Legal and Compliance Department. In such cases, the Legal and Compliance Department will determine how the proxies in question shall be voted and such determinations will be communicated to the Board of Trustees at the next regular Trustee meeting of the Trust, and to ISS.

How To Obtain Additional Information

A description of these policies and procedures, ISS’s Proxy Voting Guidelines Summary, as well as information regarding how the Fund voted proxies relating to portfolio securities during the most recent twelve-month period ended June 30 will be available:

•	without charge, upon request, by calling toll-free (800) 354-6339; and

•	on the Securities and Exchange Commission’s website at http://www.sec.gov.

The Fund will send a copy of the requested item(s) within three business days of receipt of a request, by first-class mail or other means designed to ensure equally prompt delivery.

ADDITIONAL TAX MATTERS

The tax discussion set forth below and in the prospectus is included for general information only. Prospective investors should consult their own tax advisers concerning the tax consequences of an investment in the Fund.

Federal Tax Matters

The Fund is treated as a separate association taxable as a corporation. It has met, and in the future intends to meet, the requirements of the Internal Revenue Code, applicable to regulated investment companies so as to qualify for the special tax treatment afforded to such companies. Under Subchapter M of the Code, a regulated investment company is not subject to federal income tax on the portion of its net investment income and net realized capital gains which it distributes currently to its shareholders, provided that certain distribution requirements are met, including the requirement that at least 90% of the sum of its net investment income and net short-term capital gains in any fiscal year is so distributed. In addition to this distribution requirement, one of the principal tests which the Fund must meet in each fiscal year in order to qualify as a regulated investment company is the “90% Test.” The 90% Test requires that at least 90% of a fund’s gross income must be derived from dividends, interest and gains from the sale or other disposition of securities, including gains from options.

Tax regulations require the Fund to assume that open option contracts are closed at the end of each year and to include the resulting capital gain or loss (classified 60% long term, 40% short term) in the determination of distributions to shareholders.

Long-term capital gain distributions (i.e., the excess of any net long-term capital gains over net short-term capital losses), after utilization of available capital loss carryforwards, are taxable as long-term capital gains whether received in cash or additional shares, regardless of how long the shareholder has held his or her shares, and are not eligible for the dividends-received deduction for corporations. At December 31, 2006 and at December 31, 2005, the Fund had net capital loss carryforwards of $122,095,000 and $178,166,000 expiring December 31, 2011 and December 31, 2014, respectively. Distributions of long-term capital gains which are offset by available loss carryforwards, however, may be taxable as ordinary income.

Distributions on shares of the Fund received shortly after purchase, although substantially in effect a return of capital, are subject to federal income taxes.

The tax status of distributions made by the Fund during the fiscal year will be sent to shareholders shortly after the end of such year. Each prospective investor is advised to consult his or her own tax adviser. Distributions of net investment income are taxable as ordinary income subject to allowable exclusions and deductions. Distributions of capital gains are taxable at either ordinary or long-term capital gains rates, as appropriate, except that all such gains are normally taxable as ordinary income to the extent they are offset by capital loss carryforwards.

State And Local Tax Aspects

The laws of several state and local taxing authorities vary with respect to taxation, and each prospective investor is advised to consult his or her own tax adviser as to the status of his or her shares and distributions in respect of those shares under state and local tax laws.

TRUSTEES AND OFFICERS OF THE TRUST

The Board of Trustees is generally responsible for management of the business and affairs of the Trust. The Trustees formulate the general policies of the Trust, approve contracts and authorize the Trust officers to carry out the decisions of the Board.

Under the Trust’s Second Amended Agreement and Declaration of Trust, no annual or regular meetings of shareholders are required. As a result, the Trustees will continue in office until resignation, retirement, death or removal. Trustee vacancies normally are filled by vote of the remaining Trustees. If at any time less than a majority of the Trustees in office has been elected by the shareholders, the Trustees must call a shareholder meeting for the purpose of electing Trustees. At the present time, The Gateway Trust offers only one series, the Gateway Fund. Each Trustee, therefore, oversees only one portfolio.

The following provides information regarding each Trustee who is a “disinterested person” of The Gateway Trust as defined by the Investment Company Act of 1940.

James M. Anderson, Cincinnati Children’s Hospital Medical Center, 3333 Burnet Avenue, Cincinnati, Ohio 45229; Trustee of The Gateway Trust since April 1997; Cincinnati Children’s Hospital Medical Center, President and Chief Executive Officer since November 1996; Trustee of Cincinnati Children’s Hospital Medical Center; Director of Union Central Life; Director of UNIFI Mutual Holding Co; Director of National Stock Exchange; Chairman of the Board of the Cincinnati Branch of the Federal Reserve Bank of Cleveland. Age 65.

Stefen F. Brueckner, The Gateway Trust, 3805 Edwards Road, Suite 600, Cincinnati, Ohio 45209; Trustee of The Gateway Trust since October 1992; Humana, Inc. (insurance), Vice President—Senior Products since February 2005 and Vice President—Market Operations from July 2001 to February 2005; ProMutual Group (insurance), President and Chief Executive Officer from 1998 to 2000; Anthem Companies, Inc. (insurance), President and Chief Executive Officer from 1995 to 1998. Age 57.

Kenneth A. Drucker, The Gateway Trust, 3805 Edwards Road, Suite 600, Cincinnati, Ohio 45209; Lead Independent Trustee of The Gateway Trust since 2006, Trustee of the Gateway Trust since April 1986; Sequa Corporation (industrial equipment), Vice President and Treasurer from 1987 through 2006; Director of Formica Corp. Age 61.

Susan J. Hickenlooper, The Gateway Trust, 3805 Edwards Road, Suite 600, Cincinnati, Ohio 45209; Trustee of The Gateway Trust since January 2006; Episcopal Retirement Homes Foundation, President since January 2005, Cincinnati Parks Foundation, Trustee since January 2001 and Treasurer from January 2001 through January 2004. Bartlett & Co. (investment adviser), Senior Portfolio Manager from 1981 through 1998. Age 61.

George A. Turk, The Gateway Trust, 3805 Edwards Road, Suite 600, Cincinnati, Ohio 45209; Trustee of The Gateway Trust since January 2006; National Underground Railroad Freedom Center, Financial Analyst since July 2002. Citizens Financial Corporation (insurance company), Director and Audit Committee Chairman since April 2004; Arthur Andersen LLP, Partner from 1982 through 2000. Age 58.

The following provides information regarding each Trustee who is an “interested person” of The Gateway Trust, as defined in the Investment Company Act of 1940. Each is a director, officer and employee of the Trust’s adviser, and an officer and a Trustee of the Trust.

Walter G. Sall, Gateway Investment Advisers, L.P., Rookwood Tower, 3805 Edwards Road, Suite 600, Cincinnati, Ohio 45209; Chairman of The Gateway Trust since December 1977 and Trustee of The Gateway Trust since April 1986; Gateway Investment Advisers, L.P., Chairman since 1995; Age 62.

J. Patrick Rogers, Gateway Investment Advisers, L.P., Rookwood Tower, 3805 Edwards Road, Suite 600, Cincinnati, Ohio 45209; President of The Gateway Trust since January 1997 and Trustee of The Gateway Trust since December 1998; Co-Portfolio Manager of the Gateway Fund from 1994 to 1997; Portfolio Manager of the Gateway Fund from 1997 through December 2006; Co-Portfolio Manager of the Gateway Fund since December 2006; Gateway Investment Advisers, L.P., Chief Executive Officer since January 2006 and President since 1995. Age 42.

The following provides information regarding each Officer of the Gateway Trust as defined by the Investment Company Act of 1940.

Donna M. Brown, Gateway Investment Advisers, L.P., Rookwood Tower, 3805 Edwards Road, Suite 600, Cincinnati, Ohio 45209; Secretary of The Gateway Trust since October 1995; Gateway Investment Advisers, L.P., General Counsel since December 1995 and Chief Compliance Officer since September 2004. Age 47.

Gary H. Goldschmidt, Gateway Investment Advisers, L.P., Rookwood Tower, 3805 Edwards Road, Suite 600, Cincinnati, Ohio 45209; Vice President and Treasurer of The Gateway Trust since April 2000; Gateway Investment Advisers, L.P., Chief Financial Officer since 2004 and Controller from 1999 to 2004. Age 44.

David D. Jones, 719 Sawdust Road, #113, the Woodlands, TX 77380; Chief Compliance Officer of The Gateway Trust since January 2006. Founder and Managing Member, Drake Compliance, LLC, (compliance consulting firm), since June 2004. David Jones & Assoc., P.C. (law firm), The Woodlands, TX, Founder and Principal since 1998. Citco Mutual Fund Services, Inc., Malvern, PA (third party transfer agent, fund accounting and administration firm), founding Chief Executive Officer from 2001 to 2003. Age 49.

Geoffrey Keenan, Gateway Investment Advisers, L.P., Rookwood Tower, 3805 Edwards Road, Suite 600, Cincinnati, Ohio 45209; Vice President of The Gateway Trust since April 1996; Gateway Investment Advisers, L.P., Director since January, 2006; Executive Vice President and Chief Operating Officer since December 1995. Age 48.

Paul R. Stewart, Gateway Investment Advisers, L.P., Rookwood Tower, 3805 Edwards Road, Suite 600, Cincinnati, Ohio 45209; Vice President of The Gateway Trust since October 2006; Co-Portfolio Manager of the Gateway Fund since December 2006; Gateway Investment Advisers, L.P., Chief Investment Officer since January, 2006, Senior Vice President since 2000, Chief Financial Officer from 1996 to 2003 and Comptroller and Treasurer from December 1995 to December 1996. Age 41.

Standing Committees

The Trust currently has one standing Committee which is the Audit Committee. The members of the Audit Committee are: Kenneth A. Drucker, Chairman, James M. Anderson and George A. Turk. The Committee schedules two regular meetings per year and for the year ended December 31, 2006, met two times. The primary function of the Audit Committee is to act on behalf of the Board of Trustees in fulfilling its oversight responsibilities related to the Trust’s internal controls, financial reporting, and audit functions.

Beneficial Ownership of Equity Securities in the Gateway Fund as of December 31, 2006*:

NAME OF TRUSTEE	DOLLAR RANGE OF EQUITY SECURITIES IN THE GATEWAY FUND
James M. Anderson	over $100,000

Stefen F. Brueckner	over $100,000

Kenneth A. Drucker	over $100,000

R.S. (Dick) Harrison*	over $100,000

Susan J. Hickenlooper	over $100,000

J. Patrick Rogers	over $100,000

Walter G. Sall	over $100,000

George A. Turk	over $100,000

*	Mr. Harrison has since retired as a Trustee

Trustee Compensation

Messrs. Sall, Rogers, Keenan, Goldschmidt, Stewart and Ms. Brown, each of whom is employed by the Adviser, receive no remuneration from the Trust. Each Trustee of the Trust other than Mr. Sall and Mr. Rogers receives fees as follows: (a) an annual fee of $20,000, payable in equal quarterly installments for services during each fiscal quarter; (b) a $4,000 fee for each regular or special meeting of the Board of Trustees attended in person; (c) a $2,000 fee for each regular or special meeting of the Board attended via teleconference; and (d) $2,000 ($3,000 for the Chairman) for each Audit Committee meeting attended. The Lead Independent Trustee and the Chairman of the Audit Committee also receive an annual fee of $6,000 in each capacity. The Trust also reimburses each Trustee for any reasonable and necessary travel expenses incurred in connection with attendance at such meetings. In addition, Trustees may receive attendance fees for service on other committees.

The following table provides information about the compensation received by each Trustee from the Trust for the year ended December 31, 2006.

NAME OF TRUSTEE	TOTAL COMPENSATION FROM THE GATEWAY TRUST
James M. Anderson	$34,000
Stefen F. Brueckner	$36,000
Kenneth A. Drucker**	$52,500
R. S. Harrison*	$40,000
Susan J. Hickenlooper	$36,000
J. Patrick Rogers	0
Walter G. Sall	0
George A. Turk	$38,000

*	Mr. Harrison has since retired as Trustee.
**	Mr. Drucker was appointed Lead Independent Trustee of the Trust effective January 25, 2006

Shareholder Meetings And Voting

A meeting of shareholders must be called if shareholders holding at least 10% of the Trust’s shares (or shareholders holding at least 10% of any fund’s shares as to any matter affecting only such fund) file a written request for a meeting.

On any matter submitted to a vote of shareholders, shares are voted by fund, unless an aggregate vote is required by the Investment Company Act of 1940. Shares are voted by fund with respect to the approval or amendment of such fund’s advisory contract.

As of December 31, 2006, the shareholders of the Gateway Fund controlled 100% of the outstanding shares of the Trust. Therefore, in the foreseeable future, when the shareholders of the Trust elect the Trustees or vote in the aggregate on any other issue, the shareholders of the Gateway Fund will be able to elect the Trustees or to decide the issue. Shareholders do not have cumulative voting rights as to the election of Trustees. As a result, if a shareholder meeting is called to elect Trustees, a majority of the shares voting at the meeting can elect all of the Trustees.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FINANCIAL STATEMENTS

Ernst & Young LLP, 1900 Scripps Center, 312 Walnut Street, Cincinnati, OH 45202 serves as independent auditors for the Trust. Ernst & Young LLP performs an annual audit of the Fund’s financial statements, reviews the Fund’s tax returns, and advises the Fund as to certain accounting matters.

The financial statements and independent auditor’s report required to be included in this SAI are incorporated herein by this reference to the Trust’s Annual Report to Shareholders for the fiscal year ended December 31, 2006.

PRINCIPAL HOLDERS OF FUND SHARES

As of March 31, 2007, the Gateway Fund had 131,113,604 shares outstanding. As of such date, each of the following persons or groups was known by Trust management to be the record and/or beneficial owner (as defined below) of 5% or more of the Fund’s outstanding shares.

NAME AND ADDRESS	NUMBER OF SHARES	PERCENT OF FUND
Charles Schwab and Company, Inc. Reinvest Account Special Custody Account for Mutual Fund Department	27,976,532	21.34%

101 Montgomery Street San Francisco, CA 94104 National Financial Services Corp. Exclusive Benefit of our Customer Attn: Reconciliation	14,778,779	11.27%

P.O. Box 3908 Church St. Station New York, NY 10008 Trustees and officers of the Trust as a group*	2,029,269	1.55

*	This includes accounts held in a fiduciary capacity in which the Adviser has investment authority (investment and voting power) as defined in the Investment Company Act of 1940.

The SEC has defined “beneficial owner” of a security to include any person who has voting power or investment power with respect to any such security, any person who shares voting power or investment power with respect to any such security or any person who has the right to acquire beneficial ownership of any such security within 60 days.